Item 77H - Deutsche Intermediate Tax/AMT
Free Fund (a series of Deutsche Tax Free Trust)
Change in Control of Registrant

Below is the person presumed to control one of
Registrant's series because such person owned more
than 25% of the series based on the records of the
series.
As of September 2, 2015:
Series
Name of Person
Ownership
as % of
Series
Deutsche
Intermediate
Tax/AMT
Free Fund
NATIONAL
FINANCIAL
SERVICES LLC
FOR EXCLUSIVE
BENE OF OUR
CUSTOMERS
ATTN MUTUAL
FUNDS DEPT -
4TH FL
JERSEY CITY NJ
07310-2010
34.72%

As of September 2, 2014:
No investor beneficially owned 25% or more of Deutsche Intermediate Tax/AMT Free Fund as of
September 2, 2014.